11/27/95   DRAFT
                                                                EXHIBIT 99.B15


                   Rule 12b-1 Distribution Plan and Agreement

                  RULE 12b-1 DISTRIBUTION PLAN AND AGREEMENT dated as of the ____ day of December, 1995 by and between LORD ABBETT RESEARCH FUND, INC., a Maryland corporation (the "Corporation"), on behalf of its Series, Large-Cap Series (the "Series"), and LORD, ABBETT & CO., a New York partnership or any subsequently substituted affiliated person thereof (the "Distributor").

                  WHEREAS, the Corporation is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "Act"); and the Distributor is the exclusive selling agent of the Series' shares of capital stock pursuant to the Distribution Agreement between the Corporation and the Distributor, dated the ____ day of December __, 1995 (the "Distribution Agreement").

                  WHEREAS, the Corporation desires to adopt a Distribution Plan and Agreement (the "Plan") with the Distributor, as permitted by Rule 12b-1 under the Act, pursuant to which the Series may make certain payments to the Distributor to be retained by it, or paid to, institutions and persons permitted by applicable law and/or rules to receive such payments ("authorized institutions") in connection with the sales of shares of the Series and/or the servicing of shareholder accounts.

                  WHEREAS, the Corporation's Board of Directors has determined that there is a reasonable likelihood that the Plan will benefit the Series and its shareholders.

                  NOW,  THEREFORE,  in consideration of the mutual covenants and
of  other  good  and  valuable   consideration,   receipt  of  which  is  hereby
acknowledged, it is agreed as follows.

                  1. The Corporation hereby authorizes the Distributor to enter into (a) agreements with independent broker-dealers appointed by the
Distributor, (b) agreements pursuant to a "mutual fund wrap fee program" described in the Corporation's Prospectus as in effect at such time and (c) agreements with administrators of "retirement plans" described in the Corporation's Prospectus as in effect at such time providing for the payment to authorized institutions of distribution and/or service fees which the
Distributor receives from the Series in order to provide additional incentives to the authorized institutions (i) to sell shares of the Series and/or (ii) to provide continuing information and investment services to their shareholder accounts and otherwise to encourage their accounts to remain invested in the Series. Such agreements referred to in (a), (b) and (c) above are hereinafter referred to collectively as the "Agreements". The Agreements may, but are not required to, provide for payment of all or any part of the distribution and/or service fees authorized hereunder. The provisions of sections 1, 2 , 3 and 4 of this Plan will go into effect (the "effective date") on the first day of the calendar quarter subsequent to the date of this Plan with respect to accounts existing at the time and covered by the Agreements, except with respect to certain accounts for which tracking data is not available.

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                  2. The Corporation  also hereby  authorizes the Distributor to retain distribution and/or service fees received from the Series to (i) finance any activity which is primarily intended to result in the sale of shares of the Series and (ii) provide continuing information and investment services to shareholder accounts not covered by authorized institutions which are not affiliated with the Distributor and otherwise to encourage such accounts to remain invested in the Series.

                  3. In order to provide maximum flexibility to the Board of Directors (in the manner contemplated in paragraph 12 of this Plan) and to save on the expense of Series shareholder meetings, the Corporation hereby authorizes an aggregate amount to be spent hereunder which is expressed as permitted in
Article III, Section 26 of the Rules of Fair Practice of the National Association of Securities Dealers, Inc. The Distributor may use, or recommend changes to, the amount of payments received from the Series to (A) finance any activity which is primarily intended to result in the sale of shares of the Series and/or (B) pay "service fees" as defined in such Section 26, provided:
(i) that the Corporation's Board of Directors (in the manner contemplated in paragraph 12 of this Plan) shall have approved the amount, timing, calculation and the categories of recipients of such payments, and (ii) the Distributor may use any retained payments for its obligations to be paid for by this Plan as set forth in the above-mentioned Distribution Agreement.

                  4. Subject to the limit on the amount to be spent hereunder in paragraph 3, the Series is initially authorized to pay the Distributor for
retention  by  it  and/or   remittance  to  authorized   institutions,   in  the
Distributor's discretion, pursuant to this Plan (i) service fees at an annual rate not to exceed the sum of .25 of 1% of the average daily net asset value of the shares of the Series in each account covered by the Agreements, and/or (ii) distribution fees up to 1% (stepped as follows: 1% of the first $5 million, .55% of the next $5 million, .50% of the next $50 million and .25% over $50 million) of the net asset value of such shares sold over a 12-month period starting from the day of the first net asset value sale (a) in the amount of $1 million or more, (b) to retirement plans, or (c) representing new program purchases pursuant to special mutual fund wrap fee programs. "Special mutual fund wrap fee programs" share one or more characteristics which, in the opinion of the Distributor, distinguish them from regular mutual fund wrap fee programs, such as, for example, no fee is charged to clients which is economically equivalent to such distribution fees and/or the programs are involved with retirement plans which allow participant self direction with respect to investments. Regular mutual fund wrap fee programs are not eligible for such distribution fees. In determining whether a shareholder has made such an investment of $1 million or more, the investment may be deemed to include the value of other shares of the Series or class thereof and the value of the shares of any other Lord Abbett managed fund or series or class that has a Rule 12b-1 plan deemed comparable to this Plan for this purpose by the Board of Directors (a "Lord Abbett Rule 12b-1 Fund") which the shareholder could include within the right of accumulation or statement of intention privileges described in the Series' Prospectus as in effect at such time. Such fees (which may be waived by such authorized institutions in whole or in part) shall be calculated and paid quarterly, subject to change by the Board of Directors of the Corporation in the manner contemplated in paragraph 12 of this Plan, provided the limit in paragraph 3 is not exceeded.


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                  5. If any shares subject to the  distribution  fee of up to 1%
described in paragraph 4 are redeemed out of the Lord Abbett family of funds on or before the end of the twenty-fourth month after the month in which the shares were purchased (the "twenty-fourth month end"), the shareholder will be required to reimburse the Series by paying a contingent deferred reimbursement charge of up to 1% of the lesser of the cost or then net asset value of the shares; provided, however, that (a) such reimbursement charge shall not apply to redemptions from retirement plans due to any benefit payment, such as plan loans, hardship withdrawals, death, retirement or separation from service with respect to plan participants or the distribution of any excess deferral contribution; and (b) in the case of special mutual fund wrap fee programs, the Distributor is authorized to arrange in an agreement not to collect the 1% contingent deferred reimbursement charge. If such shares in the Series are exchanged for shares of another Lord Abbett Rule 12b-1 Fund and the shares of the other fund are later redeemed out of the family before the twenty-fourth month-end, the 1% contingent deferred reimbursement charge will be collected by the other Lord Abbett Rule 12b-1 Fund at the time of redemption and will be paid to the Series. The Series also will collect such a charge for another Lord Abbett Rule 12b-1 Fund in a similar situation. Adoption of this provision in similar Plans by the other Lord Abbett Rule 12b-1 Funds and their shareholders represents the agreement of such funds to collect such charges from their shareholders. Subject to the limit on the amount to be spent hereunder in paragraph 3, the amount, timing, categories, collection, non-collection and calculation of this charge may be changed by the Corporation's Board of Directors in the manner contemplated in paragraph 12 of this Plan.

                  6. The value of the net assets of the Series shall be determined as provided in the Articles of Incorporation of the Corporation. If the Distributor waives all or a portion of fees which are to be paid by the Series hereunder, the Distributor shall not be deemed to have waived its rights under this Agreement to have the Series pay such fees in the future.

                  7. The Secretary of the Corporation, or in his absence the Chief Financial Officer, is hereby authorized to direct the disposition of monies paid or payable by the Series hereunder and shall provide to the Corporation's Board of Directors, and the Directors shall review, at least quarterly, a written report of the amounts so expended pursuant to this Plan and the purposes for which such expenditures were made.

                  8. Neither this Plan nor any other transaction between the parties hereto pursuant to this Plan shall be invalidated or in any way affected by the fact that any or all of the directors, officers, stockholders, or other representatives of the Corporation are or may be "interested persons" of the Distributor, or any successor or assignee thereof, or that any or all of the directors, officers, partners, or other representatives of the Distributor are or may be "interested persons" of the Corporation, except as otherwise may be provided in the Act.

                  9. The Distributor shall give the Corporation the benefit of the Distributor's best judgment and good faith efforts in rendering services under this Plan. Other than to abide by the provisions hereof and render the services called for hereunder in good faith, the Distributor assumes no responsibility under this Plan and, having so acted, the Distributor shall not be held liable or held

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accountable for any mistake of law or fact, or for any loss or damage arising or resulting therefrom suffered by the Corporation or any of the stockholders, creditors, directors, or officers of the Corporation; provided however, that nothing herein shall be deemed to protect the Distributor against any liability to the Corporation or its stockholders by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties hereunder, or by reason of the reckless disregard of its obligation and duties hereunder.

                  10. This Plan shall be effective upon the above-mentioned effective date, and shall continue in effect for a period of more than one year from that date only so long as such continuance is specifically approved at least annually by a vote of the Board of Directors of the Corporation, including the vote of a majority of the directors who are not "interested persons" of the Corporation and who have no direct or indirect financial interest in the operation of this Plan or in any agreement related to the Plan, cast in person at a meeting called for the purpose of voting on such renewal.

                  11. This Plan may not be amended to increase materially the amount to be spent by the Series hereunder without the vote of a majority of its outstanding voting securities and each material amendment must be approved by a vote of the Board of Directors of the Corporation, including the vote of a majority of the directors who are not "interested persons" of the Corporation and who have no direct or indirect financial interest in the operation of this Plan or in any agreement related to the Plan, cast in person at a meeting called for the purpose of voting on such amendment. Amendments to the Plan which do not increase the amount to be spent by the Series beyond the limit set forth in paragraph 3 shall not be material and may be made pursuant to paragraph 12.

                  12. Amendments to this Plan other than material amendments of the kind referred to in the forgoing paragraph 11 may be adopted by a vote of the Board of Directors of the Corporation, including the vote of a majority of the directors who are not "interested persons" of the Corporation and who have no direct or indirect financial interest in the operation of this Plan or in any agreement related to this Plan. The Board of Directors of the Corporation may, by such a vote, interpret this Plan and make all determinations necessary or advisable for its administration.

                  13. This Plan may be terminated at any time without the payment of any penalty by (a) the vote of a majority of the directors of the Corporation who are not "interested persons" of the Corporation and have no direct or indirect financial interest in the operation of this Plan or in any agreement related to the Plan, or (b) by vote of a majority of the outstanding voting securities of the Series. This Plan shall automatically terminate in the event of its assignment. The terms "affiliated person", "interested persons," "assignment" and "vote of a majority of the outstanding voting securities" shall have the same meaning as those terms are defined in the Act.


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                  IN  WITNESS  WHEREOF,  each of the  parties  has  caused  this instrument to be executed in its name and on its behalf by its duly authorized representative as of the date first above written.

                                        LORD ABBETT RESEARCH FUND, INC.


                                         By:
                                                 Chairman
ATTEST:

Assistant Secretary
                                         LORD, ABBETT & CO.


                                         By:
                                                   Partner

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